Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

CISO Global, Inc.

Scottsdale, Arizona

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-265574), as filed with the Securities and Exchange Commissions (“SEC”) on June 24, 2022, and Form S-8, as filed with the SEC on October 31, 2023 (File No. 333-275230), of CISO Global, Inc. (the “Company”) of our report dated April 16, 2024, relating to the consolidated financial statements, which appear in this Form 10-K. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We did not audit the combined financial statements of the Company’s wholly-owned “South American Subsidiaries,” which include the consolidated balance sheets of Arkavia Networks SpA. and its wholly-owned subsidiaries Arkavia Networks Limitada and Arkavia Networks, as of December 31, 2023 and 2022, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years ended December 31, 2023 and 2022; the combined balance sheets of Servicios Informaticos CUATROi, S.P.A., Comercializadora CUATROi S.P.A., CUATROi Peru S.A.C., and CUATROi S.A.S. (entities under common ownership and management) as of December 31, 2023 and 2022 and the related combined statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2023, and the period from August 26, 2022 (Acquisition) to December 31, 2022; and the combined balance sheets of NLT Networks, S.P.A., NLT Tecnologias, Limitada, NLT Servicios Profesionales, S.P.A. and White and Blue Solutions, LLC (entities under common ownership and management) as of December 31, 2023 and 2022 and the related combined statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2023 and for the period from September 1, 2022 (Acquisition) to December 31, 2022; and the related notes (collectively “combined financial statements”). The combined financial statements of the South American Subsidiaries reflect total assets of $21.9 million and $39.5 million at December 31, 2023 and 2022, respectively, and total revenues of $23.1 and $10.0 million for the periods then ended. Those statements were audited by another auditor whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for the South American Subsidiaries, is based solely on the report of the other auditors.

/s/ Semple, Marchal & Cooper, LLP

Certified Public Accountants

Phoenix, Arizona

April 16, 2024